Exhibit 99.(a)

Cleveland-Cliffs Inc Reports Fourth-Quarter and

Full-Year 2007 Results

•	Full-Year Revenues Increase 18% to a Record $2.28 Billion, with Net Income of $270 million, or $5.14 Per Diluted Share

•	Company’s North American Iron Ore Segment Achieves 3% Year-Over-Year Revenues Per Ton Increase, with Cost Per Ton Held Flat

•	Fourth-Quarter Net Income Reaches $93.7 Million, or $1.77 Per Diluted Share

CLEVELAND—Feb. 21, 2008—Cleveland-Cliffs Inc (NYSE: CLF) today reported fourth-quarter and full-year results for the periods ended December 31, 2007. Record full-year revenues of $2.28 billion increased $353.5 million, or 18%, from the previous record set in 2006. The increase was driven by a $184.7 million, or 12%, increase in North American Iron Ore sales; an $83.6 million, or 23%, increase in Asia-Pacific Iron Ore sales; and $85.2 million in revenues from the acquisition of three metallurgical coal mines in July 2007. Net income for the year was $270.0 million, or $5.14 per diluted share, compared with $280.1 million, or $5.20 per diluted share, in 2006.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, commented: “Cliffs’ strong performance is the result of focused execution by our operating teams in North America and Asia-Pacific, as well as unprecedented demand for the Company’s products. Our portfolio of both established and newly producing iron ore and metallurgical coal assets now spans three continents and has us uniquely positioned to capitalize on global industry dynamics in 2008 and beyond.”

Fourth-Quarter Consolidated Results

Consolidated fourth-quarter revenues were $782.5 million, an increase of 43%, compared with $549.0 million in the same quarter last year. The increase for the quarter was primarily driven by a $180 million increase in revenues from the Company’s North American Iron Ore segment and $51 million in sales generated by its North American Coal segment acquired during 2007.

Operating income for the fourth quarter increased 52% to $138.9 million from $91.2 million in the 2006 fourth quarter. The increase was primarily the result of increased sales margin at the Company’s North American Iron Ore segment, partially offset by higher selling, general and administrative expenses and a negative sales margin in its North American Coal segment.

Carrabba added: “In the fourth quarter, our North American Iron Ore team delivered a record performance. In addition, at our North American Coal mines, integration efforts to implement Cliffs’ proven production methodologies and processes are on track. This includes our recovery from the unanticipated geology at our Pinnacle Mine, which negatively impacted third-quarter results and carried over to the beginning of the fourth quarter.”

Fourth-quarter 2007 net income increased 34% to $93.7 million, or $1.77 per diluted share, from $70.0 million, or $1.33 per diluted share, in 2006.

Full-Year Consolidated Results

Revenues from product sales and services in 2007 were a record $2.28 billion, an increase of 18%, compared with $1.92 billion last year. Operating income increased 2% to $383.3 million, versus $375.9 million in 2006. Net income for 2007 was $270.0 million, or $5.14 per diluted share, compared with $280.1 million, or $5.20 per diluted share, in 2006.

North American Iron Ore

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
North American Iron Ore Sales (Long Tons)—In Thousands	8,268	6,035	22,265	20,359

Sales Margin—In Millions
Revenues from iron ore sales and services	$617.5	$437.4	$1,745.4	$1,560.7
Cost of goods sold and operating expenses	463.2	365.8	1,347.5	1,233.3

Sales margin	$154.3	$71.6	$397.9	$327.4

Sales Margin—Per Ton*
Revenues from iron ore sales and services	$66.42	$62.43	$66.02	$64.25
Cost of goods sold and operating expenses	47.74	50.57	48.14	48.17

Sales margin	$18.68	$11.86	$17.88	$16.08

* Excludes freight and any reimbursements

Fourth-quarter 2007 North American Iron Ore pellet sales volume was 8.3 million tons, a 37% increase from the 6.0 million tons sold in the fourth quarter of 2006. The year-over-year increase in sales volume is attributed to additional shipments of iron ore in the fourth quarter that had been postponed in the third quarter due to relining performed on two customers’ blast furnaces. This, combined with customers’ minimum purchase obligations, resulted in the higher sales tonnage.

North American Iron Ore revenues per ton were $66.42 during the fourth quarter, up 6% from the comparable quarter in 2006. Cost per ton of $47.74 was down 6% from the year-ago quarter. The decrease is primarily attributed to stringent cost control and benefits received from the Company’s six sigma and business improvement efforts, which included proactive maintenance programs.

For the full year, pellet sales volume totaled 22.3 million tons, up 9% compared with 2006. Revenues per ton increased 3% to $66.02 for the year with cost per ton of $48.14, virtually flat with 2006.

North American Iron Ore Production

	(In Millions) (1)
	Three Months Ended December 31		Year Ended December 31		Year Ending December 31
Mine	2007	2006	2007	2006	2008*
Empire	1.3	1.3	4.9	4.9	3.6
Tilden	1.5	1.7	7.2	6.9	7.7
Hibbing	2.1	2.0	7.4	8.3	8.0
Northshore	1.3	1.3	5.2	5.1	5.7
United Taconite	1.4	0.5	5.3	4.3	5.3
Wabush	1.2	1.2	4.6	4.1	1.2

Total	8.8	8.0	34.6	33.6	31.5

Company share of total	5.4	4.9	21.8	20.8	20.8

*Estimate
(1) Long tons of pellets of 2,240 pounds

During the fourth quarter, all of Cliffs’ North American Iron Ore mines produced at or near capacity.

Production for 2008 at Northshore is expected to benefit from an incremental increase of 600,000 tons due to the planned restart of an idled pellet furnace at the end of the first quarter. The production increase from the furnace restart is expected to total approximately 800,000 tons annually.

Production at Empire is expected to slow to 3.6 million tons in order to extend the life of the mine. Cliffs is currently in negotiations to sell Wabush and expects the sale to be completed during the first half of 2008. As a result, only one quarter of production is included in the 2008 production estimate.

North American Coal

	Three Months Ended December 31	Five Months Ended December 31*
	2007	2007
North American Coal Sales (Short Tons) - In Thousands	724	1,171

Sales Margin - In Millions
Revenues from coal sales and services	$51.3	$85.2
Cost of goods sold and operating expenses	67.1	116.9

Sales margin	$(15.8)	$(31.7)

Sales Margin - Per Ton**
Revenues from coal sales and services	$67.72	$70.83
Cost of goods sold and operating expenses	90.98	97.84

Sales margin	$(23.25)	$(27.01)

* Figures reflect operations since Cliffs’ July 2007 acquisition
**Excludes freight and any reimbursements

For the fourth quarter, metallurgical coal sales volume was 724,000 short tons, with revenues per ton of $67.72 during the period.

In August, production at the Company’s Pinnacle Mine in West Virginia slowed as a result of sandstone intrusions encountered within the coal panel being mined at the time. This slowdown prompted the decision in late September to move the mine’s longwall plow system to another panel. In mid-October, the plow system was brought back into production. In addition, at the Company’s Oak Grove Mine in Alabama, Cliffs has invested in business improvement initiatives and safety activities designed to enhance future production. These investments have reduced the Company’s current year production.

The net effect of the above factors was a fourth quarter loss of $15.8 million at the sales margin level and unusually high per-ton cost of goods sold of $90.98. On a sequential-quarter basis, cost declined $15.51 per ton from the $106.49 per ton realized in the third quarter. As production volumes build at its North American metallurgical coal mines through 2008, cost per ton is anticipated to steadily and significantly decrease each quarter, reaching approximately $77 per ton for the year.

North American Coal Production

	(In Thousands) (1)
Mine	Three Months Ended December 31, 2007	Five Months Ended December 31, 2007	Year Ending December 31, 2008*
Pinnacle Mine	494	558	2,800
Green Ridge Mine	53	127	300
Oak Grove Mine	203	406	1,400

Total	750	1,091	4,500

*Estimate
(1) Short tons of 2,000 pounds

Asia-Pacific Iron Ore

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Asia-Pacific Iron Ore Sales (Tonnes) - In Thousands	1,923	2,265	8,144	7,430

Sales Margin - Per Millions
Revenues from iron ore sales and services	$113.7	$111.5	$444.6	$361.0
Cost of goods sold and operating expenses	89.0	85.7	348.8	274.4

Sales margin	$24.7	$25.8	$95.8	$86.6

Sales Margin - Per Tonne*
Revenues from iron ore sales and services	$59.12	$49.23	$54.59	$48.59
Cost of goods sold and operating expenses	46.30	37.82	42.83	36.93

Sales margin	$12.82	$11.41	$11.76	$11.66

* Excludes freight and any reimbursements

Fourth-quarter 2007 Asia-Pacific Iron Ore sales volume decreased 15% to 1.9 million tonnes, compared with 2.3 million tonnes in the 2006 fourth quarter. The decrease was primarily the result of the timing of shipments.

Revenues per tonne for the fourth quarter increased 20% to $59.12, compared with $49.23 in the prior year. Per-tonne cost in Asia-Pacific Iron Ore, which increased 22% to $46.30, continues to be negatively impacted by foreign exchange rates, as the U.S. dollar weakened relative to the Australian dollar, as well as higher maintenance and contract labor expenditures, including additional expenses related to change-over costs for engaging a new mining contractor. Cliffs expects the contractor change to result in greater cost control in future quarters.

Full-year sales volume increased 10% to 8.1 million tonnes, compared with 7.4 million tonnes in 2006. Revenues per tonne for 2007 of $54.59 increased 12%, with cost per tonne of $42.83 up 16%, compared with 2006.

Asia-Pacific Iron Ore Production

	(In Millions) (1)
	Three Months Ended December 31		Year Ended December 31		Year Ending December 31
Mine	2007	2006	2007	2006	2008*
Koolyanobbing	1.9	2.0	7.7	7.0	7.6
Cockatoo Island	.2	.2	.7	.7	.3

Total	2.1	2.2	8.4	7.7	7.9

*Estimate
(1) Metric tons of 2,205 pounds. Cockatoo Island production reflects Portman Limited’s 50% share

Fourth-quarter production in Asia-Pacific Iron Ore was 2.1 million tonnes, down slightly from the fourth quarter in 2006. Full-year production was 8.4 million tonnes, compared with 7.7 million tonnes in 2006. The increase in production reflects the completion of the two-million-tonne-per-annum expansion at Koolyanobbing, which was completed in the second half of 2006. In 2008, production at Cockatoo Island is expected to continue into the second quarter, with shipments to end with the closing of the mine in the third quarter.

Liquidity

At year-end, Cliffs had $157.1 million of cash and cash equivalents. The Company had $440 million in borrowings outstanding under its $800 million credit facility and $196 million of other outstanding debt obligations. At December 31, 2006, Cliffs had $351.7 million of cash and cash equivalents and no borrowings under its credit facility or other debt obligations. Major uses of cash for the year included $503 million, including repayment of debt, related to Cliffs’ acquisition of PinnOak Resources, LLC; $206 million in property, plant and equipment, which includes Cliffs’ share of capital expenditures related to the Sonoma Coal Project; $181 million in investments in ventures, including $160 million for the Company’s investments in Amapá. For the year, Cliffs generated $296 million in cash from operations. In 2008, the Company expects to generate approximately $650 million in cash from operations.

Pricing Outlook

There has been a reported settlement of a 65% increase in pricing for iron ore fines for 2008. Cliffs is incorporating this into its estimates for pricing projections for lump and pellets. However, negotiations are still underway and there may be changes to the pricing for fines. In addition, pellets and lump may settle at different pricing levels.

North American Iron Ore Outlook

Cliffs’ North American Iron Ore operations continue to produce at or near capacity. In 2008, Cliffs-managed iron ore pellet production is expected to approximate 31.5 million tons. The Company’s equity share of this production is expected to be approximately 21 million tons. As the Company sells through current inventory, 2008 sales volume is estimated at 23 million tons. In estimating Cliffs’ revenue per ton, the Company made certain assumptions for the various factors included in its iron ore supply contracts. These include:

•	A 65% increase in World Pellet Price

•	Modest increases among producer price indices

•	Approximately 16% increase in factors related to steel pricing

•	A combination of contractual base price increases, lag year adjustments and capped pricing

The combination of these factors results in an estimated revenue per ton of $76 for 2008. Following is the estimated impact of changes in key assumptions on North American Iron Ore revenue per ton:

•	Each 10% change from the 65% increase in World Pellet Price noted above is expected to change Cliffs’ average realization per ton by $.66

•	Each $10 change from $650 per ton in the average hot rolled steel price at certain steelmaking facilities will result in a change in realization of $.25 per ton

Cliffs expects 2008 North American Iron Ore costs per ton to increase approximately 4% to approximately $50 per ton.

North American Coal Outlook

North American Coal is expected to produce and sell 4.5 million tons of metallurgical coal in 2008. Cliffs expects sales per ton to be approximately $91 in 2008. Cost per ton for the year is expected to be approximately $77. This full-year cost expectation assumes sequential quarterly improvement throughout the year as the Company ramps up production and executes business improvement initiatives at its North American coal mines.

Asia-Pacific Iron Ore Outlook

Asia-Pacific Iron Ore 2008 production volume is expected to be 7.9 million tonnes with expected sales volume of 8.0 million tonnes. Cliffs expects Asia-Pacific revenues per tonne of approximately $88. This estimate assumes a 65% increase in the 2008 international settlement price for lump and fines, which, as stated earlier, is still subject to change. This also considers that, in 2007, Cliffs’ Asia-Pacific Iron Ore segment had a $30 million, or $3 per tonne, revenue benefit from currency hedging that the Company assumes is not going to recur in 2008.

Cliffs expects Asia-Pacific Iron Ore costs per tonne of approximately $53. This estimate includes an expanded $23 million, or $3 per tonne, exploration and evaluation program at the Company’s Koolyanobbing operations targeted at expanding Portman Limited’s iron ore reserves in Australia.

Sonoma Coal Project Joint Venture Outlook

Cliffs’ Sonoma Coal Project, a joint venture with QCoal Pty Ltd of Australia, is scheduled to commence shipments in the first quarter of 2008. Due to severe flooding at the mine last week, there has been a delay in shipments that were previously scheduled. Cliffs has a 45% economic interest in the project and with the recent flooding now expects total production of approximately 2.0 million tonnes for 2008. Revenues per tonne at Sonoma are expected to average $82 in 2008, with projected cost of approximately $78 per tonne.

Amapá Iron Ore Project Joint Venture

The Amapá Project, a joint venture between MMX and Cliffs, began production in late-December 2007. Cliffs owns a 30% interest in the project and invested approximately $160 million through December 31, 2007.

MMX has management control over the venture and has indicated plans to complete construction of the concentrator and ramp up operations during 2008. Production and sales are expected to total three to four million tonnes in 2008. Based on start-up delays and production levels, Cliffs expects to incur significant equity losses in 2008. MMX expects Amapá to produce at the 6.5 million ton design level in 2009.

SG&A Expenses and Other Expectations

As the Company continues to invest in management infrastructure related to its rapid growth and increased business development, SG&A expenses are anticipated to be approximately $150 million in 2008. Cliffs anticipates an effective tax rate of approximately 24% to 26% for the year. Cliffs also expects 2008 capital expenditures of approximately $200 million and depreciation and amortization of approximately $170 million.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80% of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a

Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in the sales mix; the impact of other price-adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore and coal from integrated steel producers; changes in steel utilization rates, impact of industry consolidation and rationalization, operational factors, electric furnace production or market changes related to semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity and freight; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade or tons mined; changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

# # #

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS

	Fourth Quarter		Year
(In Millions, Except Per Share Amounts)	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$714.1	$488.2	$1,997.3	$1,669.1
Freight and venture partners’ cost reimbursements	68.4	60.8	277.9	252.6

	782.5	549.0	2,275.2	1,921.7
COST OF GOODS SOLD AND OPERATING EXPENSES	(619.2)	(451.6)	(1,813.2)	(1,507.7)

SALES MARGIN	163.3	97.4	462.0	414.0
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	4.2	3.1	14.5	11.7
Casualty recoveries			3.2
Selling, general and administrative expenses	(40.6)	(24.5)	(114.2)	(72.4)
Gain on sale of assets—net[1]	18.4	7.6	20.1	10.2
Miscellaneous—net	(6.4)	7.6	(2.3)	12.4

	(24.4)	(6.2)	(78.7)	(38.1)

OPERATING INCOME	138.9	91.2	383.3	375.9
OTHER INCOME (EXPENSE)
Interest income	4.5	4.9	20.0	17.2
Interest expense	(11.6)	(0.8)	(22.6)	(5.3)

	(7.1)	4.1	(2.6)	11.9

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY (LOSS) FROM VENTURES	131.8	95.3	380.7	387.8
INCOME TAX EXPENSE	(27.3)	(20.1)	(84.1)	(90.9)
MINORITY INTEREST (net of tax)	(2.9)	(5.2)	(15.6)	(17.1)
EQUITY LOSS FROM VENTURES	(8.1)	—	(11.2)	—

INCOME FROM CONTINUING OPERATIONS	93.5	70.0	269.8	279.8
INCOME FROM DISCONTINUED OPERATIONS (net of tax)	0.2	—	0.2	0.3

NET INCOME	93.7	70.0	270.0	280.1
PREFERRED STOCK DIVIDENDS	(1.0)	(1.4)	(5.2)	(5.6)

INCOME APPLICABLE TO COMMON SHARES	$92.7	$68.6	$264.8	$274.5

EARNINGS PER COMMON SHARE—BASIC
Continuing operations	$2.14	$1.69	$6.38	$6.52
Discontinued operations	—	—	—	.01

EARNINGS PER COMMON SHARE—BASIC	$2.14	$1.69	$6.38	$6.53

EARNINGS PER COMMON SHARE—DILUTED
Continuing operations	$1.77	$1.33	$5.14	$5.19
Discontinued operations	—	—	—	.01

EARNINGS PER COMMON SHARE—DILUTED	$1.77	$1.33	$5.14	$5.20

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	43.3	40.7	41.5	42.1
Diluted	53.0	52.6	52.5	53.8

[1]	Gain on sale of assets - net has been reclassified from Other Income (Expense) to Other Operating Income (Expense) on our previously disclosed Statements of Condensed Consolidated Operations

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31 2007	December 31 2006
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$157.1	$351.7
Trade accounts receivable	78.5	28.3
Receivables from associated companies	6.4	4.0
Product inventories	152.8	150.3
Work in process inventories	89.1	50.6
Supplies and other inventories	77.0	77.5
Deferred and refundable income taxes	19.7	9.7
Derivative asset	69.5	32.9
Other	104.5	77.3

TOTAL CURRENT ASSETS	754.6	782.3
PROPERTIES—NET	1,823.9	884.9
PREPAID PENSIONS	6.7	2.2
LONG-TERM RECEIVABLES	38.0	43.7
DEFERRED INCOME TAXES	42.1	107.0
DEPOSITS AND MISCELLANEOUS	89.5	83.7
INVESTMENTS IN VENTURES	265.3	7.0
MARKETABLE SECURITIES	55.7	28.9

TOTAL ASSETS	$3,075.8	$1,939.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$397.9	$371.5
Payables to associated companies	1.7	3.4

TOTAL CURRENT LIABILITIES	399.6	374.9
PENSIONS	90.0	140.4
OTHER POST-RETIREMENT BENEFITS	114.8	139.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	123.2	95.1
DEFERRED INCOME TAXES	189.0	117.9
OUTSTANDING DEBT OBLIGATIONS	635.7
OTHER LIABILITIES	107.3	68.5

TOTAL LIABILITIES	1,659.6	935.8
MINORITY INTEREST	117.8	85.8
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	134.7	172.3
SHAREHOLDERS’ EQUITY	1,163.7	745.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,075.8	$1,939.7